Exhibit 99.3

EON Resources Inc. Announces

3rd Quarter 2025 Earnings Call to be held Tuesday, November 18, 2025

Management Will Be Discussing Its Financial Results,

Sources and Uses of Funding of $40.5 Million Closed on September 9, 2025, and

Accomplishments and Plans for the Remainder of 2025

EON Resources Inc. (NYSE American: EONR) (“EON” or the “Company”) is an independent upstream energy company with 20,000 leasehold acres comprised of two fields and 700 total producing and injection wells which it operates with 1,000 barrels a day of oil produced in the Permian Basin in southeast New Mexico. Today, the Company announced it will hold a Webcast (audio with presenters and slides) and teleconference call on Tuesday, November 18, 2025, at 2:30 pm EST to review EON’s financial results for the third quarter/nine months ended September 30, 2025. Management will report on previously reported funding of $40.5 million, operations and conduct a Q&A session.

Dante Caravaggio, President and CEO of EON, will chair the call. Mitchell B. Trotter, CFO, and Jesse Allen, Vice President of Operations, will also speak with shareholders and answer questions.

To listen to a live broadcast: An audio Webcast of the conference call will be available within two hours of the call on November 18, 2025. To listen to a live broadcast, visit the website at least 15 minutes prior to the scheduled start to register, download and install any necessary software.

Earnings Call deck: The earnings call deck will be posted to the Company’s website prior to the earnings call.

Earnings Call Webpage (information, webcast, telephone access, and replay): EON Events

Webcast URL: https://www.webcaster5.com/Webcast/Page/2999/53259 - (Replay expires November 18, 2026)

Telephone access:

Toll Free: 888-506-0062
International: 973-528-0011
Participant Access Code: 939315

Teleconference Replay Number (Expires Tuesday, December 2, 2025):

Toll Free: 877-481-4010
International: 919-882-2331
Replay Passcode: 53259

About EON Resources Inc.

EON is an independent upstream energy company focused on maximizing total returns to its shareholders through the development of onshore oil and natural gas properties in a diversified portfolio of long-life producing oil and natural gas properties and other energy holdings.  EON’s approach is to build through acquisition and through selective development of its properties.  Class A Common Stock of EON trades on the NYSE American Stock Exchange under the symbol of “EONR” and the Company’s public warrants trade under the symbol of “EONR WS”.  For more information on the Company, please visit the EON website.

About the Grayburg-Jackson Field Property

Our Grayburg-Jackson Field (“GJF”) is located on the Northwest Shelf of the Permian Basin in Eddy County, New Mexico.  The GJF comprises of 13,700 contiguous leasehold acres where the leasehold rights include the Seven Rivers, Queen, Grayburg and San Andres intervals that range from as shallow as 1,500 feet to 4,000 feet in depth.  The December 2024 reserve report from our third-party engineer, Haas and Cobb Petroleum Consultants, LLC, estimates proven reserves of approximately 14.0 million barrels of oil and 2.8 billion cubic feet of natural gas.  The mapped original-oil-in-place (“OOIP”) is approximately 956 million barrels of oil.  LHO has two production programs. The first is the existing waterflood recovery primarily in the Seven Rivers formation via the 550 wells already in place. The second is via a Farmout agreement in the San Andres formation where the recovery will primarily be under the horizontal drilling program whereby LHO expects to participate in drilling up to 90 new wells over the coming years. More information on the property can be located on the Grayburg-Jackson Field page of our website.

About the South Justis Field Property

The South Justis Field (“SJF”) is a carbonate reservoir similar to the rest of the Permian, and is located in Lea County, New Mexico approximately 100 miles from the GJF.  The SJF is comprised of 5,360 contiguous acres containing 208 total producing and injection wells with well spacing of 50 acres.  The producing formations include the Glorietta, Blinebry, Tubb, Drinkard and Fusselman intervals that range from 5,000 feet to 7,000 feet in depth.  The original-oil-in-place (“OOIP”) is approximately 207 million barrels of oil.  More information on the property can be located on the South Justis Field page of our website.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President

PORTER, LEVAY & ROSE, INC.

mike@plrinvest.com